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                                                                       EXHIBIT 2

                              STOCKHOLDER AGREEMENT

         STOCKHOLDER AGREEMENT, dated as of September 15, 1999, among PAXSON COMMUNICATIONS CORPORATION, a Delaware corporation (together with its successors, the "Company"), NATIONAL BROADCASTING COMPANY, INC., a Delaware corporation (together with its successors, "Investor") and Mr. LOWELL W. PAXSON, SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, a Nevada limited partnership, and PAXSON ENTERPRISES, INC., a Nevada corporation (the "Paxson Stockholders").

                              W I T N E S S E T H :

         WHEREAS, the Company and Investor have entered into an Investment Agreement, dated as of September 15, 1999 (the "Investment Agreement"), pursuant to which the Investor has agreed to purchase shares of Convertible Exchangeable Preferred Stock and warrants to purchase Common Stock of the Company; and

         WHEREAS, as an integral part of the transactions contemplated by the Investment Agreement, the parties hereto deem it in their best interests and in the best interests of the Company to provide for certain matters with respect to the governance of the Company and desire to enter into this Agreement in order to effectuate that purpose.

         NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                  "Additional Offered Securities" shall have the meaning set forth in subsection 4.1(c).


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                                                           Stockholder Agreement

                  "Affiliate" shall mean, with respect to any Person, any other Person that controls, is controlled by, or is under common control with, such Person, including the executive officers and directors of such Person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

                  "Agreement" shall mean this Agreement, as from time to time amended, modified or supplemented.

                  "Ancillary Documents" shall mean the Certificate of Designation, the Warrants, the Call Agreement, the Stockholder Agreement, the Registration Rights Agreement, the Letter Agreements and the Time Brokerage Agreements.

                  "Beneficially Own" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

                  "Board of Directors" shall mean the Board of Directors of the Company as from time to time constituted.

                  "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or obligated by law or executive order to close.

                  "Call Agreement" shall mean the Call Agreement, dated as of the date hereof, between the Investor and the Paxson Stockholders, as from time to time amended, modified or supplemented.

                  "Call Price" shall have the meaning set forth in the Call Agreement.

                  "Call Right" shall have the meaning set forth in Section 2.1 of the Call Agreement.

                  "Call Shares" shall mean the shares of Common Stock that are subject to purchase by the Investor under the Call Agreement.


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                                                           Stockholder Agreement

                  "Certificate of Designation" shall mean the Certificate of Designation of the Preferred Stock of the Company, filed with the Secretary of State of the State of Delaware on or prior to the date hereof.

                  "Change of Control" shall mean, with respect to the Company,(i) any Person (including a Person's Affiliate), other than a Permitted Holder, Beneficially Owning 50% or more of the Total Voting Power, (ii) any Person (including a Person's Affiliate), other than a Permitted Holder, Beneficially Owning more than 33 1/3% of the Total Voting Power, and the Permitted Holders Beneficially Owning, in the aggregate, a lesser percentage of the Total Voting Power than such other Person and not having the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors, (iii) the consummation of a consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the Common Stock is converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of Common Stock of the Company outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the total voting power of the common stock of the surviving corporation immediately after such consolidation or merger, (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company has been approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the Board of Directors or (v) any "change of control" occurs (as defined at such time) with respect to any outstanding preferred stock or indebtedness of the Company.

                  "Class A Common Stock" shall mean the shares of Class A Common Stock, par value $0.001 per share, of the Company.

                  "Class B Common Stock" shall mean the shares of Class B Common Stock, par value $0.001 per share, of the Company.


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                                                           Stockholder Agreement

                  "Common Stock" shall mean the Class A Common Stock, Class B Common Stock and Class C Common Stock, par value $0.001 per share, and any other class of common stock of the Company hereafter created and any securities of the Company into which such Common Stock may be reclassified, exchanged or converted.

                  "Communications Act" shall have the meaning set forth in the Investment Agreement.

                  "Company" shall have the meaning set forth in the preamble hereto.

                  "Company Sale" shall have the meaning set forth in the Investment Agreement.

                  "Conversion Shares" shall mean the 31,896,032 shares of Common Stock (subject to adjustment under the terms of the Certificate of Designation) that the Preferred Stock are convertible into in accordance with the terms and conditions set forth in the Certificate of Designation.

                  "DMA" shall have the meaning set forth in the Investment Agreement.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Existing Preferred Stock" shall have the meaning set forth in the Investment Agreement.

                  "FCC" shall mean the Federal Communications Commission and any successor governmental entity performing functions similar to those performed by the Federal Communications Commission on the date hereof.

                  "FCC Single Majority Stockholder" shall mean a Person who holds or has the right to vote shares of Voting Stock having more than 50% of the Total Voting Power of all of the outstanding Voting Stock and voting capital stock equivalents of the Company, whether such shares of Voting Stock are issued to such Person or such Person's Affiliate.



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                                                           Stockholder Agreement

                  "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

                  "Governmental Entity" shall have the meaning set forth in the Investment Agreement.

                  "Investment Agreement" shall have the meaning set forth in the recitals hereto, as such agreement may from time to time be amended, modified or supplemented.

                  "Investor" shall have the meaning set forth in the preamble hereto.

                  "Investor Offer Notice" shall have the meaning set forth in subsection 4.1(a).

                  "Investor Offer Price" shall have the meaning set forth in subsection 4.1(a).

                  "Investor Offered Securities" shall have the meaning set forth in subsection 4.1(a).

                  "Investor Participant" shall have the meaning set forth in subsection 4.2(c).

                  "Investor Rights" shall mean the rights of the Investor set forth herein and in Article IV of the Investment Agreement.

                  "Investor Third Party" shall have the meaning set forth in subsection 4.1(a).

                  "Investor Transfer" shall have the meaning set forth in subsection 4.1(a).

                  "Lien" shall mean any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same effect as any of the foregoing).

                  "Material Adverse Effect" shall mean a material adverse effect on (i) with respect to the Company, the business, assets, operations or financial or other condition of the Company and the Company Subsidiaries



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                                                           Stockholder Agreement

         taken as a whole or (ii) with respect to any party to this Agreement or any Ancillary Document, the ability of such party to perform its obligations under this Agreement or any Ancillary Document to which it is a party.

                  "Minimum Investment" shall have the meaning set forth in the Investment Agreement.

                  "NBC Nominee" shall mean any individual nominated by the Investor for election to the Board of Directors, which individual shall not have an attributable interest in the Investor or any entity having an attributable interest in a broadcast license for purposes of the FCC, provided that notwithstanding the foregoing, the parties agree that there is no express or implied agreement that any NBC Nominee shall be elected to the Board of Directors.

                  "Observers" shall have the meaning set forth in subsection 2.1(a).

                  "Operating Rights" shall mean the rights of the Investor set forth in Article VII of the Investment Agreement or in any other agreement entered between the Investor and the Company which by its terms provides that it or any part thereof shall constitute Operating Rights for purposes of this definition.

                  "Options" shall mean stock options to purchase Common Stock.

                  "Parent" shall have the meaning set forth in the Investment Agreement.

                  "Paxson" shall mean Mr. Lowell W. Paxson.

                  "Paxson Call Shares" shall have the meaning set forth in subsection 4.2(a).

                  "Paxson Estate Planning Affiliates" shall mean all limited partners of Second Crystal Diamond Limited Partnership, other than Paxson or Paxson Enterprises, Inc.

                  "Paxson Non-Estate Planning Affiliates" shall mean Affiliates (including family members) of Paxson other than the Paxson Estate Planning Affiliates who acquire


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                                                           Stockholder Agreement

         shares of Common Stock from a Paxson Stockholder after the date hereof, and agree in writing to become subject to this Agreement, as a Paxson Stockholder.

                  "Paxson Offer Notice" shall have the meaning set forth in subsection 4.2(b).

                  "Paxson Offer Price" shall have the meaning set forth in subsection 4.2(b).

                  "Paxson Offered Securities" shall have the meaning set forth in subsection 4.2(b).

                  "Paxson Participant" shall have the meaning set forth in subsection 4.1(d).

                  "Paxson Shares" shall have the meaning set forth in subsection 5.3(c).

                  "Paxson Stockholders" shall have the meaning set forth in the preamble hereto and any other stockholders that become parties to this Agreement pursuant to Section 6.11 after the date hereof.

                  "Paxson Third Party" shall have the meaning set forth in subsection 4.2(b).

                  "Paxson Transfer" shall have the meaning set forth in subsection 4.2(b).

                  "Paxson Transferor" shall have the meaning set forth in subsection 4.2(b).

                  "Permitted Holders" shall mean, collectively, Paxson, his spouse, children or other lineal descendants (whether adoptive or biological) and any revocable or irrevocable inter vivos or testamentary trust or the probate estate of any such individual, so long as one or more of the foregoing individuals is the principal beneficiary of such trust or probate estate.

                  "Permitted Liens" shall have the meaning set forth in the Investment Agreement.

                  "Person" shall mean an individual, corporation, unincorporated association, partnership, group (as defined in subsection 13(d)(3) of the Exchange Act), trust, joint stock company, joint venture, business



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                                                           Stockholder Agreement

         trust or unincorporated organization, limited liability company, any governmental entity or any other entity of whatever nature.

                  "Preferred Stock" shall mean the Convertible Exchangeable Preferred Stock, par value $0.001 per share, of the Company.

                  "Same Market Station" shall have the meaning set forth in the Investment Agreement.

                  "SEC" shall mean the United States Securities and Exchange Commission.

                  "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Senior Subordinated Notes Indenture" shall have the meaning set forth in the Investment Agreement.

                  "Stockholders Meeting" shall mean the first annual meeting of the stockholders of the Company occurring after the date of this Agreement, which meeting the Company shall hold and convene no later than May 15, 2000 in order to vote on certain matters including, but not limited to, the Stockholder Proposals, and any adjournment thereof or action or approval by stockholder consent with respect to all or any part of the Stockholder Proposals.

                  "Stockholder Proposals" shall mean the proposals to be submitted to the stockholders of the Company for approval of: (i) an amendment to the Company's certificate of incorporation providing for three-year staggered terms of the members of the Board of Directors;
         (ii) the issuance of the Underlying Shares if and to the extent required to satisfy conditions to the listing thereof under applicable rules of the American Stock Exchange, if required; (iii) an amendment to the certificate of incorporation of the Company to provide for a new series of non-voting common stock such that in the event that the Investor, in its sole discretion, determines that FCC regulations prevent the Investor from holding Class A Common Stock upon conversion of the Preferred Stock and exercise of the Warrants, the Investor will have the option to acquire such new series of non-voting common stock in place of Class A Common


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                                                           Stockholder Agreement

         Stock; and (iv) any other matters necessary to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

                  "Subject Securities" shall mean the Preferred Stock, Warrant A, Warrant B, the Call Right, and the Underlying Shares.

                  "Subsidiary" shall mean, as to any Person, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by such Person.

                  "Total Voting Power" shall mean, with respect to any corporation, the total number of votes which may be cast in the election of directors of such corporation if all securities entitled to vote in the election of such directors (excluding shares of preferred stock that are entitled to elect directors only upon the occurrence of customary events of default) are present and voted.

                  "Transfer" shall mean, with respect to any shares of capital stock, any direct or indirect sale, assignment, pledge, offer or other transfer or disposal of any interest in such capital stock.

                  "Underlying Shares" shall mean the shares of Common Stock into which the shares of Preferred Stock are convertible and the shares of Common Stock issuable upon exercise of the Warrants, as such shares may be subject to adjustment from time to time and any securities into which such shares may be reclassified, exchanged or converted.

                  "Voting Stock" shall mean shares of the capital stock and any other securities of the Company having the ordinary power to vote in the election of directors of the Company.



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                                                           Stockholder Agreement

                  "Warrant A" shall have the meaning set forth in the Investment Agreement.

                  "Warrant B" shall have the meaning set forth in the Investment Agreement.

                  "Warrants" shall mean Warrant A and Warrant B.

                                   ARTICLE II

                             Certain Investor Rights

          Section 2.1  Board of Directors.

          (a) If at any time no NBC Nominees serve as members of the Board of Directors, by notice to such effect to the Company, the Investor may appoint two representatives ("Observers") to receive notice of and have the right to attend all meetings of the Board of Directors and any of its committees and receive copies of all materials distributed to members of the Board of Directors at the same time such materials are distributed to members of the Board of Directors. Such Observers shall have no right to vote on any matters presented to the Board of Directors.

          (b) If, at any time, in the Investor's reasonable determination, the Communications Act and the rules and regulations promulgated by the FCC permit the Investor to have board appointment or similar rights, at the request of the Investor, (i) the Company shall have the right to nominate NBC Nominees for election or appointment to the Board of Directors as part of the management slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of directors, and shall provide the same support for the election of each such NBC Nominee as it provides to other persons standing for election as directors of the Company as part of the Company's management slate, (ii) the Paxson Stockholders will vote their shares of Voting Stock to elect the NBC Nominees to the Board of Directors, (iii) the Company shall not permit the removal of, and the Paxson Stockholders shall not vote their shares of Voting Stock to remove, any of the NBC Nominees from the Board of Directors without the approval of the Investor, and (iv) unless otherwise agreed to by the Investor, (A) at least one NBC Nominee may attend all meetings of the Audit Committee and the Compensation Committee of the Board of Directors, but



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                                                           Stockholder Agreement


shall not be a voting member of such committees and (B) each other committee of the Board of Directors shall contain a number of NBC Nominees (to the extent available), rounded upward to the nearest whole number, equal to the total number of directors on such committee multiplied by the percentage of the entire Board of Directors who are NBC Nominees.

          Section 2.2 Reimbursement of Expenses; Attendance at Board Meetings; Indemnification. The Company shall reimburse each NBC Nominee that serves as a director for all reasonable costs and expenses (including travel expenses) incurred in connection with such director's attendance at meetings of the Board of Directors or any committee of the Board of Directors upon which such director serves. The Company will not pay such director annual or other fees for attending Board or committee meetings. The Company shall indemnify and provide directors and officers liability insurance for each such director to the same extent it indemnifies and provides such insurance for its other directors pursuant to its organizational documents, applicable law or otherwise. The Company may purchase such additional policies or endorsements to existing insurance policies as are necessary to provide continuous directors and officers liability insurance coverage, notwithstanding the acquisition by the Investor, its Affiliates or their transferees of a majority of the Total Voting Power, including coverage for claims asserted up to six years after the termination of such a policy that arise out of matters occurring prior to such policy terminations.

                                   ARTICLE III

                               Certain Agreements

          Section 3.1  Financial Statements and Other Reports.
The Company shall deliver, or cause to be delivered to the
Investor:

          (a) Monthly Financials: as soon as practicable and in any event within 30 days after the end of each calendar month of the Company, copies of the monthly sales pacing reports and operating cash flow statements for each operating property for such month, and copies of the consolidated and consolidating income statement, operating cash flow statement and performance to budget analysis for the Company and its consolidated Subsidiaries for and as of the end of such month;


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                                                           Stockholder Agreement

          (b) Quarterly Financials: as soon as practicable and in any event within 45 days after the end of each fiscal quarter of the Company, a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such period, and the related unaudited consolidated statements of income and of cash flows, as contained in the Form 10-Q for such fiscal quarter provided by the Company to the SEC, and if such Form 10-Q is no longer required to be so provided by the Company, then the Company shall provide the Investor with comparable financial statements, certified by the chief financial officer of the Company that they fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries, as appropriate, as at the end of such periods and for such periods, subject to changes resulting from audit and normal year-end adjustments;

          (c) Year-End Financials: as soon as practicable and in any event within 90 days after the end of each fiscal year of the Company, the audited consolidated balance sheet of the Company and its consolidated Subsidiaries, as at the end of such year, and the related consolidated statements of income, shareholders' equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal year, (1) accompanied by a report thereon of independent certified public accountants of recognized national standing selected by the Company and reasonably satisfactory to the Investor, which report shall state that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards without any limitations being imposed on the scope of such examination and (2) certified by the chief financial officer of the Company that they fairly present the financial condition and results of operations of the Company and its consolidated Subsidiaries, as at the dates and for the periods indicated, as appropriate;

          (d) Reconciliation Statement: if, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements, the financial statements of the Company and its consolidated Subsidiaries delivered pursuant to subsections (b), (c) or (f) of this Section 3.1 will differ in any material respect from the financial statements that would have been delivered pursuant to such subsections had no such change in accounting




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                                                           Stockholder Agreement

     principles and policies been made, then, together with the first delivery of financial statements pursuant to subsection (b), (c) or (f) following such change, financial statements of the Company and its consolidated Subsidiaries prepared on a pro forma basis, for (1) the current year to the effective date of such change and (2) the one full fiscal year immediately preceding the fiscal year in which such change is made, as if such change had been in effect during such period;

          (e) Accountants' Certification: so long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to this
     Section 3.1 shall be accompanied by a written statement of the Company's independent certified public accountants that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company is not in compliance with the terms of the instruments governing its outstanding debt and Preferred Stock or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly for any failure to obtain knowledge of any such violation.

          (f) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all significant reports submitted to the Company by independent public accountants in connection with each annual, interim or special audit of the financial statements of the Company made by such accountants, including, without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

          (g) Reports and Filings: within five days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the SEC;

          (h) Events of Default etc.: promptly upon, but in any event no later than two Business Days after, any executive officer of the Company obtaining knowledge (1) of any condition or event that constitutes a violation or




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                                                           Stockholder Agreement

     default, or becoming aware that any lender has given any notice or taken any other action with respect to a claimed violation or default under the instruments governing its outstanding debt and Preferred Stock, (2) that any Person has given any notice to the Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition that would be required to be disclosed in a current report filed by the Company with the SEC on Form 8-K (Items 1, 2, 4 and 5 of such Form as in effect on the date hereof) or (3) of any condition or event which has had or could reasonably be expected to have a Material Adverse Effect, an officer's certificate specifying the nature and period of existence of such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed violation, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;

          (i) Litigation: promptly upon any executive officer of the Company obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any Company Subsidiary not previously disclosed by the Company to the Investor or (2) any material adverse development in any such action, suit, proceeding, governmental investigation or arbitration that, in any case involves claims in excess of $5,000,000 in the aggregate or would reasonably be expected to cause a Material Adverse Effect, the Company shall promptly give notice thereof to the Investor and provide such other information as may be reasonably available to them to enable the Investor and their counsel to evaluate such matters;

          (j) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event (as defined in the Investment Agreement) in connection with any Employee Benefit Plan (as defined in the Investment Agreement) or any trust created thereunder, with a written notice specifying the nature thereof, what action the Company or ERISA Affiliate (as defined in the Investment Agreement) has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC (as defined in the Investment Agreement) with respect thereto;




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                                                           Stockholder Agreement

          (k) ERISA Notices: with reasonable promptness, copies of (1) all notices received by the Company or any of its ERISA Affiliates from the Pension Benefit Guarantee Corporation ("PBGC") relating to an ERISA Event,
     (2) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Company or any of its ERISA Affiliates with the IRS with respect to each Pension Plan (as defined in the Investment Agreement), if any, and (3) all notices received by the Company or any of its ERISA Affiliates from a Multiemployer Plan (as defined in the Investment Agreement) sponsor concerning an ERISA Event;

          (l) Financial Plans: as soon as practicable and in any event no later than 30 days after the end of any fiscal year of the Company, a budget and financial forecast for the Company and the Company Subsidiaries including,
     (1) a forecasted operating cash flows statement of the Company and the Company Subsidiaries for the next succeeding fiscal year, (2) forecasted operating cash flows statement of the Company and the Company Subsidiaries for each fiscal quarter of the next succeeding fiscal year and (3) such other information and projections as the Investor may reasonably request, in each case, in a format satisfactory to the Investor; and

          (m) Other Information: with reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries or Affiliates as from time to time may be reasonably requested by the Investor.

          Section 3.2 Certain Other Matters. The Company agrees that except with the prior written consent of the Investor, it and its Subsidiaries shall not, directly or indirectly:

          (i) adopt any shareholders rights plan, or amend any of its organizational documents or issue any capital stock or other securities or enter into any agreement that is material to the Company and the Company Subsidiaries taken as a whole, the provisions of which, upon the acquisition of capital securities of the Company by the Investor or its
     Affiliates: (A) would be violated or breached, would require a consent or approval thereunder, or would result in a default thereof (or an event which, with notice or lapse of time or both, would constitute a default),
     (B) would result in the termination thereof or accelerate the performance


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                                                           Stockholder Agreement

     required thereby, or result in a right of termination or acceleration thereunder, (C) would result in the creation of any Lien (except Permitted Liens) upon any of the properties or assets of the Company or any Company Subsidiary thereunder, (D) would disadvantage the Investor or its Affiliates relative to other stockholders on the basis of the size of their shareholdings, or (E) would otherwise restrict or impede the ability of the Investor and its Affiliates to acquire additional shares of capital stock, or dispose of such capital stock, in any manner permitted by Section 4.1; provided that the Company may (x) enter into senior loan agreements that contain customary provisions permitting acceleration of the related indebtedness upon a change of control and (y) issue debt securities or preferred stock that contain customary change of control provisions permitting the holders of such debt securities or preferred stock to demand repurchase of their debt securities or preferred stock upon a change of control of the Company to any party other than to Parent or its wholly owned domestic Subsidiary.

          (ii) take any action that would cause any ownership interest in any of the following to be attributable to the Investor or any of its Affiliates for purposes of FCC regulations: (A) a U.S. broadcast radio or television station (other than the Same Market Stations), (B) a U.S. cable television system, (C) a U.S. "daily newspaper" (as such term is defined in Section
     73.3555 of the rules and regulations of the Federal Communications Commission, as the same may be amended from time to time), (D) any U.S. communications facility operated pursuant to a license granted by the FCC and subject to the provisions of Section 310(b) of the Communications Act, or (E) any other business which is subject to FCC regulations under which the ownership of a Person may be subject to limitation or restriction as a result of the interest in such business being attributed to such Person.

          Section 3.3 Agreement to Vote Stock. At the Stockholder Meeting, each of the Paxson Stockholders irrevocably agrees that it shall vote (or cause to be voted) all of the Voting Stock that it has the power to vote on the record date of any such vote or action (i) in favor of the approval of each of the Stockholder Proposals and (ii) prior to the Stockholder Meeting and the approval of the Stockholder Proposals, against any proposal that would upon consummation result in a Change of Control. The Paxson Stockholders shall

                                                           Stockholder Agreement

not take, or commit or agree to take, any action inconsistent with the foregoing.

          Section 3.4 Company Sale. If at any time the Investor exercises its rights under Section 9.5 of the Investment Agreement to cause the Company to consummate a Company Sale, the Paxson Stockholders agree to take all necessary and reasonably desirable actions to enable the Company to effectuate such Company Sale pursuant to Section 9.5. Without limiting the generality of the foregoing, each Paxson Stockholder shall vote all of the Voting Stock that it has the power to vote in favor of any Company Sale which is in the form of a merger, consolidation or other reorganization, sale of substantially all assets or complete liquidation, dissolution, winding up or other transaction that requires the approval of the Company's stockholders and shall tender all shares of Common Stock held by it in connection with a Company Sale in the form of a transaction involving a tender or exchange offer, on the same terms and conditions offered to holders of Common Stock generally.

                                   ARTICLE IV

                              Transfer Restrictions

          Section 4.1  Investor Restrictions.

          (a) Company Right of First Refusal. (i) If the Investor at any time intends to Transfer any Subject Securities (other than pursuant to (A) a merger, consolidation or reorganization to which the Company is a party or a tender offer approved by the Board of Directors of the Company or (B) after February 1, 2002, any transaction or series of related transactions that require the exercise of Warrant B and the purchase of the Call Shares and after giving effect to such transaction or transactions neither Paxson nor any of his Affiliates and family members continue to qualify as the FCC Single Majority Stockholder (each, an "Investor Transfer")) to any Person other than an Affiliate of the Investor or the Company (an "Investor Third Party"), the Investor shall give written notice 90 days prior to the effectiveness of such Transfer (an "Investor Offer Notice") to the Company and the Paxson Stockholders, stating the Investor's intention to make such a Transfer, the name of the proposed Investor Third Party transferee, the Subject Securities proposed to be transferred (the "Investor Offered Securities"), the aggregate consideration to be paid for the Investor Offered Securities

                                                           Stockholder Agreement

and the implied price per share or Underlying Share (which shall include the exercise price in the case of the Warrants and the Call Price in the case of the Call Agreement) (the "Investor Offer Price") and in reasonable detail all other material terms and conditions upon which such Transfer is proposed. If the Investor indicates that the Investor Offer Price is the then current market price or the consideration is not cash, then the Investor Offer Price shall be the closing price for shares of the Company on the American Stock Exchange on the day immediately preceding the date of the Investor Offer Notice.

          (ii) The Investor shall require as a condition to any Investor Transfer of any Warrants or of rights to acquire shares under the Call Agreement that the Investor Third Party transferee exercise in full the transferred portion of the Warrants or the entire right to acquire shares under the Call Agreement within 30 days after the later of (A) the consummation of such Investor Transfer and (B), unless waived in writing by the Company, the date on which such Warrant or the Call Agreement first becomes exercisable in accordance with its terms.

          (iii) Upon receipt of the Investor Offer Notice, the Company shall have an option to purchase all of the Investor Offered Securities at the Investor Offer Price, which option may be exercised by written notice to the Investor given within 30 days of the Company's receipt of the Investor Offer Notice.

          (iv) If the Company exercises its option to purchase the Investor Offered Securities, the closing of such purchase shall take place within 60 days of the date the Company gives notice of such exercise.

          (v) If the Company determines not to exercise its option to purchase the Investor Offered Securities, then the Investor shall be free, for a period of 60 days from the earlier of (A) the expiration of the offer to the Company and (B) the receipt of written notice from the Company stating that the Company does not intend to exercise its option, to sell the Investor Offered Securities to the Investor Third Party transferee at a price equal to or greater than the Investor Offer Price and on substantially the same terms as set forth in the Investor Offer Notice.

          (vi) This subsection 4.1(a) shall not apply in the case of an Unrestricted Transfer (as defined in the Investment

                                                           Stockholder Agreement

Agreement) pursuant to Section 9.4 of the Investment Agreement, a Company Sale pursuant to Section 9.5 of the Investment Agreement, a transfer pursuant to subsection 4.1(c)(ii) of this Agreement or a transfer pursuant to open market sales.

          (b) Transfer of Operating Rights and Investor Rights. The Investor may not transfer the Operating Rights and may not transfer the Investor Rights except in conjunction with a transfer of Subject Securities and except as provided in this subsection 4.1(b).

          (i) If after giving effect to any Transfer of Subject Securities, the Investor and its Affiliates own the Minimum Investment, the Operating Rights and the Investor Rights shall continue unaffected by such Transfer.

          (ii) If after giving effect to any Transfer of Subject Securities, neither the Investor and its Affiliates nor the transferee of such Subject Securities would own the Minimum Investment, then the Operating Rights and the Investor Rights shall terminate upon the effectiveness of such Transfer.

          (iii) If after giving effect to any Transfer of Subject Securities, the Investor and its Affiliates would not hold the Minimum Investment and the transferee of such Subject Securities would own the Minimum Investment, then the transfer of Investor Rights shall be subject to the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed and shall be subject to subsection 4.1(c) below. Upon the effectiveness of such Transfer, (A) the Operating Rights shall terminate,
     (B) if the Company has not consented to the Transfer, on the 30th day after the effectiveness of such Transfer, the Investor Rights shall terminate and
     (C) if the Company has consented to the Transfer, the Investor Rights shall be transferred and continue unaffected by such Transfer.

This subsection 4.1(b) shall not apply to a transfer of the Investor Rights in
(A) an Unrestricted Transfer pursuant to Section 9.4 of the Investment Agreement or (B) a transfer pursuant to the last sentence of subsection 4.1(c)(ii) of this Agreement.

                                                           Stockholder Agreement

          (c) Company Purchase Obligation. (i) After February 1, 2002, if the Company does not consent to a proposed Transfer of the Investor Rights within 45 days following the Company's receipt of the applicable Investor Offer Notice, then the Company shall be obligated to offer to purchase or designate a purchaser for the Investor Offered Securities (together with any Additional Offered Securities(as defined below)) at the Investor Offer Price set forth in the Investor Offer Notice. The Investor may set forth in the Investor Offer Notice any additional Subject Securities (the "Additional Offered Securities") that the Investor determines in its sole discretion must be included as part of the securities that the Company or its designee is required to offer to purchase if the Company does not consent to a proposed Transfer of the Investor Rights. Upon receipt of notice of the Company's refusal to consent to the proposed transferee of the Investor Rights or the end of such 45-day period, if such consent is not granted by the Company, the Investor may elect, by written notice to the Company within five business days thereafter, to withdraw the Investor Offer Notice, in which case the Company and any designee shall have no right or obligation to purchase the Investor Offered Securities or any Additional Offered Securities. If the Investor does not give written notice to the Company of the Investor's election to withdraw an Investor Offer Notice then the Company or its designee, as the case may be, shall be obligated to purchase the Investor Offered Securities (and any Additional Offered Securities) at a price or prices per share or Underlying Share (net of any applicable exercise price) equal to the Investor Offer Price, and on the same terms and conditions set forth in the Investor Offer Notice.

          (ii) If the Company or its designee is obligated to purchase the Investor Offered Securities (and any Additional Offered Securities) pursuant to the preceding subsection 4.1(c)(i), the closing of such purchase shall take place prior to ten days after the earlier of (x) the 30th day after the date the Company gives notice of its determination not to consent to a Transfer or (y) the end of the 45-day period referred to in subsection 4.1(c)(i), if no consent to transfer is given by the Company. If the Company fails to purchase the Investor Offered Securities (and any Additional Offered Securities) within such period, then the Investor shall be free to sell such Investor Offered Securities without regard to any restrictions on transfer thereof set forth herein (including without limitation any rights of first refusal or tag-along rights).

                                                           Stockholder Agreement

          (d) Paxson Tag-along Right. If the Company consents to the transfer of the Investor Rights in connection with a Transfer, the Paxson Stockholders and the Paxson Estate Planning Affiliates may elect to participate in such Transfer by giving written notice of its election to the Investor within 45 days of the Company's receipt of the applicable Investor Offer Notice (each Person electing to participate, a "Paxson Participant"). Each Paxson Participant shall be entitled to sell in the proposed Transfer, at a price per share of Common Stock equal to the Investor Offer Price and on the same terms and conditions as the Investor, up to a number of shares of Common Stock equal to the product of (I) the number of Paxson Shares set forth on Schedule 5.2(c) then owned by such Paxson Participant multiplied by (II) the quotient of (A) the number of shares of Common Stock included in the Investor Offered Securities plus the number of Underlying Shares represented by the Investor Offered Securities divided by (B) the total number of shares of Common Stock then owned by the Investor and its Affiliates (which shall include all Underlying Shares and Call Shares). Each Paxson Participant shall be obligated to pay its pro rata portion of the transaction costs associated with any Transfer. If the aggregate number of securities proposed to be sold by the Investor and the Paxson Participants is greater than the number that the proposed transferee agrees to purchase, then the number of securities proposed to be sold by the Investor and each of the Paxson Participants shall be decreased pro rata. This subsection 4.1(d) shall not apply in the case of an Unrestricted Transfer (except if such Unrestricted Transfer is triggered only because of the exercise of the Investor's right to redemption after the third anniversary of the date hereof pursuant to subsection 9.1(a)(ii) of the Investment Agreement) pursuant to Section 9.4 of the Investment Agreement, a Company Sale pursuant to Section 9.5 of the Investment Agreement, a transfer pursuant to subsection 4.1(c)(ii) of this Agreement or a transfer pursuant to open market sales.

          Section 4.2  Paxson Stockholder Restrictions.

          (a) Transfer Restrictions. Until the earlier of (i) such time as the Investor is permitted under the Communications Act and the FCC rules and regulations promulgated thereunder to own all of the Conversion Shares, the Underlying Shares and the Call Shares or (ii) the sixth anniversary of the date hereof, Paxson and the Paxson Non- Estate Planning Affiliates shall not, directly or indirectly, Transfer any Voting Stock to any Person unless after taking

                                                           Stockholder Agreement

into account such Transfer, Paxson or an Affiliate or family member of Paxson continues to be the FCC Single Majority Stockholder of the Company. In order to permit Transfers by Paxson and the Paxson Non-Estate Planning Affiliates pursuant to the initial sentence of this subsection (a) the Investor agrees to grant to Paxson a revocable proxy (in a form reasonably satisfactory to the Investor) to vote a sufficient number of Underlying Shares owned by the Investor to assist Paxson or an Affiliate or family member of Paxson remain the FCC Single Majority Stockholder; provided that (i) the Investor makes no representation or warranty as to the effectiveness of such arrangement in satisfying the requirements for Paxson to remain the FCC Single Majority Shareholder and (ii) in connection with such proxy, the Investor shall have no obligations to acquire shares of Voting Stock, convert Preferred Stock or exercise Warrants. Notwithstanding anything contained in this Section 4.2 to the contrary, the Paxson Stockholders may not transfer any of the Call Shares, except to the extent permitted in the Call Agreement.

          (b) Investor Right of First Refusal. (i) If any Paxson Stockholder at any time intends to Transfer any Common Stock (other than pursuant to a merger, consolidation or reorganization to which the Company is a party or a tender offer approved by the Board of Directors of the Company)(each, a "Paxson Transfer") to any Person other than to another Paxson Stockholder (a "Paxson Third Party"), the transferring Paxson Stockholders (each, a "Paxson Transferor")shall give written notice 90 days prior to the effectiveness of such Transfer (a "Paxson Offer Notice") to the Investor, stating such Paxson Transferor's intention to make such a Transfer, the name of the proposed Paxson Third Party transferee, the Common Stock proposed to be transferred (the "Paxson Offered Securities"), the aggregate consideration to be paid for the Paxson Offered Securities and the price per share of Common Stock (the "Paxson Offer Price") and in reasonable detail all other material terms and conditions upon which such Transfer is proposed. If the Paxson Transferor indicates that the Paxson Offer Price is the then current market price or the consideration is not cash, then the Paxson Offer Price shall be the closing price for shares of the Company on the American Stock Exchange on the day immediately preceding the date of the Paxson Offer Notice. Notwithstanding the preceding provisions of this subsection 4.1 (b), the Investor shall have no right to purchase pursuant to subsection 4.1(b) (i) the Call Shares, (ii) shares held by Paxson Estate Planning Affiliates and (iii) up to the first 2,000,000 shares of Class

                                                           Stockholder Agreement

A Common Stock transferred by the Paxson Stockholders in the aggregate. This subsection 4.2(b) shall not apply with respect to open market sales.

          (ii) Upon receipt of the Paxson Offer Notice, the Investor shall have an option to purchase all of the Paxson Offered Securities at the Paxson Offer Price, which option may be exercised by written notice to the Paxson Transferors given within 30 days of the Investor's receipt of the Paxson Offer Notice.

          (iii) If the Investor exercises its option to purchase the Paxson Offered Securities, the closing of such purchase shall take place within 60 days of the date the Investor gives notice of such exercise.

          (iv) If the Investor determines not to exercise its option to purchase the Paxson Offered Securities, then the Paxson Transferors shall be free, for a period of 60 days from the earlier of (A) the expiration of the offer to the Investor and (B) the receipt of written notice from the Investor stating that the Investor does not intend to exercise its option, to sell the Paxson Offered Securities to the Paxson Third Party transferee at a price equal to or greater than the Paxson Offer Price and on substantially the same terms as set forth in the Paxson Offer Notice.

          (c) Investor Tag-Along Right. If any Paxson Transfer that is otherwise permitted hereunder and under the Call Agreement would result in a Change of Control of the Company, the Investor and its Affiliates may elect to participate in such Paxson Transfer by giving written notice of its election to the Paxson Transferor within 45 days of the Investor's receipt of the applicable Paxson Offer Notice (each Person electing to participate, an "Investor Participant"). Each Investor Participant shall be entitled to sell in the proposed Paxson Transfer, at a price or prices per share or Underlying Share equal to the Paxson Offer Price as the case may be, and on the same terms and conditions as the Paxson Transferor, up to a number of Subject Securities (other than the Call Right) owned by the Investor Participant equal to the product of
(I) the aggregate number of shares of Common Stock then owned by the Investor Participant and its Affiliates (which shall include all Underlying Shares and Call Shares) multiplied by (II) the quotient of (A) the Paxson Offered Securities divided by (B) the total number of Paxson Shares set forth on
Schedule 5.3(c) then owned by the Paxson Stockholders and the Paxson Estate Planning Affiliates. The

                                                           Stockholder Agreement

purchase price for any Subject Securities that the Investor Participant elects to sell shall be (x) in the case of Common Stock, the Paxson Offer Price per share, (y) in the case of Warrants, the Paxson Offer Price per share of Underlying Stock, net of the applicable exercise price for such Warrants, assuming the Exercise Date (as defined in Warrant B) is the date of the Paxson Offer Notice and (z) in the case of Preferred Stock, the Paxson Offer Price per Conversion Share. Each Investor Participant shall be obligated to pay its pro rata portion of the transaction costs associated with any Transfer. If the aggregate number of securities proposed to be sold by the Paxson Stockholders and the Investor Participants is greater than the number of securities that the proposed transferee agrees to purchase, then the number of securities proposed to be sold by the Paxson Transferors and each of the Investor Participants shall be decreased pro rata.

          Section 4.3 Certain Transfer. Notwithstanding anything herein to the contrary, after February 1, 2002 the transfer restrictions, including the tag along rights, right of first refusal and consent to transfer of Investor Rights, in this Article IV shall not apply to any Transfer of the Subject Securities in connection with any transaction or series of related or substantially concurrent transactions that require the exercise of Warrant B in full and the purchase of the Call Shares, provided that after giving effect to such transaction or transactions (taking into account any delays in consummation of such exercise), Paxson and Affiliates or family members of Paxson no longer qualify as the FCC Single Majority Stockholder. The Investor shall give the Company and the Paxson Stockholders five days prior written notice of any such Transfer of Subject Securities in connection with any transaction or series of related transactions.

          Section 4.4 Legends. (a) Subject to the provisions of this Section 4.4, if the Investor or any of its Affiliates decides to dispose of any of the Subject Securities, each such party understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. The Investor agrees to the imprinting, so long as appropriate, of substantially the following legends on certificates representing any of the securities referenced in the preceding sentence:

     NEITHER THE SECURITIES REPRESENTED BY THIS
     CERTIFICATE NOR THE SECURITIES ISSUABLE UPON

                                                           Stockholder Agreement

     EXERCISE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW, AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND THE OTHER TERMS OF A STOCKHOLDER AGREEMENT, DATED AS OF SEPTEMBER 15, 1999, AMONG PAXSON COMMUNICATIONS CORPORATION, NATIONAL BROADCASTING COMPANY, INC., SECOND CRYSTAL DIAMOND, LIMITED PARTNERSHIP AND PAXSON ENTERPRISES, INC.

The legend set forth above shall be removed if and when (i) the securities represented by such certificate are disposed of pursuant to an effective registration statement under the Securities Act or (ii) the Investor delivers to the Company an opinion of counsel reasonably acceptable to the Company to the effect that such legends are no longer necessary.

          (b) The Paxson Stockholders agree to the imprinting of substantially the following legends on certificates representing any of the Paxson Shares:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER TERMS OF A STOCKHOLDER AGREEMENT, DATED AS OF SEPTEMBER 15, 1999, AMONG PAXSON COMMUNICATIONS CORPORATION, NATIONAL BROADCASTING COMPANY, INC., SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP, AND PAXSON ENTERPRISES, INC.

          Section 4.5 Price Calculations. Calculations of price per share or Underlying Share shall be based on total consideration paid per share including any exercise price or the Call Price required in connection with the exercise of any Warrant or the Call Right. The Call Price for purposes of such calculations shall be the Call Price determined under the Call Agreement assuming the date of the Call Notice (as defined in the Call Agreement) is the date of the applicable notice for which such calculation is being made. The exercise price for Warrant B for purposes of such calculation shall be the exercise price determined under Warrant B assuming the

                                                           Stockholder Agreement

Exercise Date (as defined in Warrant B) is the date of the applicable notice for which such calculation is being made.

                                    ARTICLE V

                         Representations and Warranties

          Section 5.1 Representations of the Company. The Company represents and warrants to the Investor and the Paxson Stockholders as follows:

          (a) Corporate Existence; Compliance with Law. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to conduct business and is in good standing in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (iv) is in compliance with its charter and by-laws; and (v) is in compliance with all applicable provisions of law (including, without limitation, the Communications Act), except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Company of this Agreement and its obligations hereunder: (i) are within the Company's corporate power;
     (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any provision of the Company's charter or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Entity applicable to it; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, or any Material Agreement (as defined in the Investment Agreement) to which the Company is a party or by which

                                                           Stockholder Agreement

     the Company or any of its property is bound; (vi) do not result in the creation or imposition of any material Lien upon any of the property of the Company; and (vii) do not require the consent or approval of any Governmental Entity or any other Person, except the filing of all notices, reports and other documents required by, and the expiration of all waiting periods under, the HSR Act and the rules and regulations promulgated by the FCC. This Agreement is duly executed and delivered by the Company and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally and subject to the availability of equitable remedies.

          Section 5.2 Representations of the Investor. The Investor represents and warrants to the Company and the Paxson Stockholders as follows:

          (a) Corporate Existence; Compliance with Law. The Investor (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate would not have a Material Adverse Effect;
     (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (iv) is in compliance with its charter and by-laws; and (v) is in compliance with all applicable provisions of law (including, without limitation, the Communications Act), except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Investor of this Agreement and its obligations hereunder: (i) are within its corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any

                                                           Stockholder Agreement

     provision of its charter or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Entity applicable to it; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Investor is a party or by which the Investor or any of its property is bound; (vi) do not result in the creation or imposition of any material Lien upon any of the property of the Investor; and (vii) do not require the consent or approval of any Governmental Entity or any other Person, except the filing of all notices, reports and other documents required by, and the expiration of all waiting periods under, the HSR Act and the rules and regulations promulgated by the FCC. This Agreement is duly executed and delivered by the Investor and this Agreement shall constitute a legal, valid and binding obligation of the Investor enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally and subject to the availability of equitable remedies.

          Section 5.3 Representations of the Paxson Stockholders. Each of the Paxson Stockholders represents and warrants to the Investor and the Company as follows:

          (a) Corporate Existence; Compliance with Law. Each Paxson Stockholder
     (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) is duly qualified to conduct business and is in good standing in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect; (iii) has the requisite corporate or partnership power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (iv) is in compliance with its charter, by-laws and other organizational documents; and (v) is in compliance with all applicable provisions of law (including, without limitation, the Communications

                                                           Stockholder Agreement

     Act), except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          (b) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each of the Paxson Stockholders of this Agreement, and their obligations hereunder: (i) are within such Person's corporate or partnership power; (ii) have been duly authorized by all necessary or proper corporate, partnership and shareholder action;
     (iii) do not contravene any provision of such Person's charter, bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Entity applicable to it; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (vi) do not result in the creation or imposition of any material Lien upon any of the property of such Person; and (vii) do not require the consent or approval of any Governmental Entity or any other Person, except the filing of all notices, reports and other documents required by, and the expiration of all waiting periods under, the HSR Act and the rules and regulations promulgated by the FCC. This Agreement is duly executed and delivered by each of the Paxson Stockholders and this Agreement constitutes a legal, valid and binding obligation of each of the Paxson Stockholders enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally and subject to the availability of equitable remedies.

          (c) Capitalization; Ownership. Schedule 5.3(c) sets forth, for each Paxson Stockholder and the Paxson Estate Planning Affiliates, all of the shares of Common Stock, Options and other equity securities of the Company that each Beneficially Owns as of the date hereof (the "Paxson Shares").

          (d) Voting Power. The Paxson Stockholders have, and at the Stockholders Meeting will have, the power to vote a sufficient number of shares of capital stock of

                                                           Stockholder Agreement

     the Company to approve each of the Stockholder Proposals without the vote of any other Company stockholder.

                                   ARTICLE VI

                                  Miscellaneous

          Section 6.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by overnight courier as follows:

          (a)  If to the Investor, to:

               National Broadcasting Company, Inc.
               30 Rockefeller Plaza
               New York, New York 10112
               Attention: General Counsel

               Fax: 212-664-2648

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, New York 10017
               Attention: John W. Carr

               Fax: (212) 455-2502

          (b) If to the Company, to:

               Paxson Communications Corporation
               601 Clearwater Park Road
               West Palm Beach, Florida 33401
               Attention: Chief Executive Officer
               Fax: 561-655-9424

               with copy to:

               Paxson Communications Corporation
               601 Clearwater Park Road
               West Palm Beach, Florida 33401
               Attention: General Counsel
               Fax: 561-655-4754

                                                           Stockholder Agreement

          (c)  If to the Paxson Stockholders, to:

               Lowell W. Paxson
               601 Clearwater Park Road
               West Palm Beach, Florida 33401
               Fax: 561-655-9424

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

          Section 6.2 Entire Agreement; Amendment. This Agreement, the Investment Agreement and the other Ancillary Documents and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

          Section 6.3 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

          Section 6.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

          Section 6.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, and each party hereby submits to the jurisdiction of any state or U.S. federal court sitting within the County of New York, New York. The parties hereto waive all right to trial by jury in any action, suit or proceeding brought to enforce or defend any rights or remedies under this Agreement.

                                                           Stockholder Agreement

          Section 6.6 Successors and Assigns; Third Party Beneficiaries. The Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the Investor. Subject to applicable law and the following sentence, the Investor may assign its rights under this Agreement in whole or in part only in accordance with this Agreement or to any Affiliate of the Investor, but no such assignment shall relieve the Investor of its obligations hereunder. Except as set forth in subsection 4.2(a), the Paxson Stockholders may not assign any of their rights or delegate any of their duties under this Agreement without the prior written consent of the Investor. The Investor may not assign any of its rights under this Agreement unless such assignee expressly assumes all of the obligations of the Investor associated with the rights proposed to be assigned. Any purported assignment in violation of this Agreement shall be void. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties hereto and their respective successors, and for the benefit of no other Person.

          Section 6.7 Arbitration. Any controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement, shall be determined, at the request of any party, by arbitration in a city mutually agreeable to the parties to such controversy, dispute or claim before and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association, and any judgment or award rendered by the arbitrator will be final, binding and unappealable and judgment may be entered by any state or Federal court having jurisdiction thereof. The pre-trial discovery procedures of the Federal Rules of Civil Procedure shall apply to any arbitration under this Section 6.7. Any controversy concerning whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this Section 6.7 shall be determined by the arbitrator. The arbitrator shall be a retired or former United States District Judge or other person acceptable to each of the parties, provided such individual has substantial professional experience with regard to corporate or partnership legal matters. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

                                                           Stockholder Agreement

          Section 6.8 Remedies. (a) No right, power or remedy conferred upon any party in this Agreement shall be exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy whether conferred in this Agreement or now or hereafter available at law or in equity or by statute or otherwise. No course of dealing between the Investor, the Company and the Paxson Stockholders and no delay in exercising any right, power or remedy conferred in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall operate as a waiver or otherwise prejudice any such right, power or remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

          (b) In addition to and not in limitation of, the remedies set forth in subsection 6.8(a), if any Paxson Stockholder breaches the provisions of Section
3.3 (other than any failure to vote for resolutions under clauses (i) and (iv) of the definition of "Stockholder Proposals") and as a result of such failure, the resolutions under clauses (ii) and (iii) do not receive the requisite shareholder vote for approval and such breach remains uncured for 120 days after written notice thereof from the Investor delivered not later than 30 days after the Stockholders Meeting, then the Investor (or any transferee) shall have the irrevocable right to acquire all of the Call Shares for a purchase price of $10 per share, exercisable immediately by the Investor (or any transferee).

          Section 6.9 Headings, Captions and Table of Contents. The section headings, captions and table of contents contained in this Agreement are for reference purposes only, are not part of this Agreement and shall not affect the meaning or interpretation of this Agreement.

          Section 6.10 Termination. Articles II, III and IV of this Agreement shall terminate if neither (i) the Investor (together with its Affiliates) owns at least the Minimum Investment nor (ii) a transferee of the Investor, to whom the Investor Rights were transferred in accordance with the Stockholder Agreement, owns at least the Minimum Investment. This Agreement shall terminate in its entirety upon the earlier of (i) the Investor acquiring shares of Capital Stock

                                                           Stockholder Agreement

that provide it with the unfettered right to vote a sufficient number of Voting Shares to elect a majority of the members of the Board of Directors or (ii) the tenth anniversary of the date hereof.

          Section 6.11 Additional Paxson Stockholders. Each Affiliate (including family members) of Paxson who acquires shares of Common Stock from a Paxson Stockholder after the date hereof shall become a Paxson Stockholder for all purposes of this Agreement and shall execute and deliver to the Company an Assumption Agreement in the form of Exhibit A hereto.

          IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized representatives, all as of the date first above written.

                              PAXSON COMMUNICATIONS CORPORATION

                              By:
                                 -------------------------------
                                 Name:
                                 Title:

                              NATIONAL BROADCASTING COMPANY,
                              INC.

                              By:
                                 -------------------------------
                                 Name:
                                 Title:



                              ----------------------------------
                              Lowell W. Paxson


                              SECOND CRYSTAL DIAMOND LIMITED
                              PARTNERSHIP

                              By: Paxson Enterprises, Inc.,
                              its general partner

                              By:
                                 -------------------------------
                                 Name:
                                 Title:

                                                           Stockholder Agreement


                              PAXSON ENTERPRISES, INC.

                              By:
                                 -------------------------------
                                  Name:

                                                           Stockholder Agreement

                                                                       Exhibit A

                              ASSUMPTION AGREEMENT

         ASSUMPTION AGREEMENT, dated as of ______, ______, made by ______, (the "Additional Stockholder"), in connection with the Stockholder Agreement dated as of September 15, 1999, among Paxson Communications Corporation, National Broadcasting Company, Inc., Lowell W. Paxson, Second Crystal Diamond Limited Partnership and Paxson Enterprises, Inc. (the "Stockholder Agreement"). All capitalized terms not defined herein shall have the meaning ascribed to them in the Stockholder Agreement.

                              W I T N E S S E T H :

         WHEREAS, the Paxson Stockholders have entered into the Stockholder Agreement, which requires the Additional Stockholder to become a party to the Stockholder Agreement in connection with the transfer of shares of Paxson Stock to the Additional Stockholder; and the Additional Stockholder has agreed to execute and deliver this Assumption Agreement in order to become a party to the Stockholder Agreement;

          NOW, THEREFORE, IT IS AGREED:

          1. Assumption. By executing and delivering this Assumption Agreement, the Additional Stockholder, as provided in Section 6.11 of the Stockholder Agreement, hereby becomes a party to the Stockholder Agreement with the same force and effect as if originally named therein as a Paxson Stockholder and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Paxson Stockholder thereunder. The information set forth in Annex 1 hereto is hereby added to the information set forth in
Schedule 5.3(c) to the Stockholder Agreement. The Additional Stockholder hereby represents and warrants that each of the representations and warranties contained in Section 5.3 of the Stockholder Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

                                                           Stockholder Agreement

         2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

                                       [ADDITIONAL STOCKHOLDER]


                                       By:
                                          -------------------------------------
                                           Name:
                                           Title:

                              STOCKHOLDER AGREEMENT

                         dated as of September 15, 1999

                                      among

                       PAXSON COMMUNICATIONS CORPORATION,

                      NATIONAL BROADCASTING COMPANY, INC.,

                              MR. LOWELL W. PAXSON,

                   SECOND CRYSTAL DIAMOND LIMITED PARTNERSHIP

                                       and

                            PAXSON ENTERPRISES, INC.

                                TABLE OF CONTENTS


                                                                            Page
ARTICLE I

         CERTAIN DEFINITIONS .............................................     1
         Section 1.1 Definitions .........................................     1

ARTICLE II

         Certain Investor Rights ....................................          9
         Section 2.1 Board of Directors .............................          9
         Section 2.2 Reimbursement of Expenses; Attendance
                     at Board Meetings; Indemnification .............         10

ARTICLE III

         Certain Agreements .........................................          10
         Section 3.1 Financial Statements and Other Reports .........          10
         Section 3.2 Certain Other Matters ..........................          14
         Section 3.3 Agreement to Vote Stock ........................          15
         Section 3.4 Company Sale ...................................          15

ARTICLE IV

         Transfer Restrictions ......................................          16
         Section 4.1 Investor Restrictions ..........................          16
         Section 4.2 Paxson Stockholder Restrictions ................          19
         Section 4.3 Certain Transfer ...............................          22
         Section 4.4 Legends ........................................          22

ARTICLE V

         Representations and Warranties .............................          23
         Section 5.1 Representations of the Company .................          23
         Section 5.2 Representations of the Investor ................          24
         Section 5.3 Representations of the Paxson Stockholders .....          26

ARTICLE VI

         Miscellaneous ..............................................          27
         Section 6.1 Notices ........................................          27
         Section 6.2 Entire Agreement; Amendment ....................          28
         Section 6.3 Severability ...................................          28
         Section 6.4 Counterparts ...................................          28

                                                                              Page
         Section 6.5  Governing Law; Jurisdiction; Waiver of Jury
                      Trial .........................................          29
         Section 6.6  Successors and Assigns; Third Party
                      Beneficiaries .................................          29
         Section 6.7  Arbitration ...................................          29
         Section 6.8  Remedies ......................................          30
         Section 6.9  Headings, Captions and Table of Contents ......          30
         Section 6.10 Termination ...................................          30
         Section 6.11 Additional Paxson Stockholders ................          30

EXHIBIT

Exhibit A        - Assumption Agreement

SCHEDULE

Schedule 5.3(c)

                                       ii